Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

Sheffield Steel Corporation

We consent to the use of our report dated July 10, 2003, with respect to the consolidated balance sheets of Sheffield Steel Corporation (successor company) as of April 30, 2003 and the related consolidated statements of operations, stockholder’s deficit and other comprehensive loss and cash flows for the period from August 14, 2002 (date of reorganization) to April 30, 2003 and to our report dated September 16, 2002, with respect to the consolidated statements of operations, stockholder’s deficit and cash flows of Sheffield Steel Corporation (predecessor company) for the year ended April 30, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated September 16, 2002 on the consolidated financial statements of Sheffield Steel Corporation (predecessor company) as of and for the year ended April 30, 2002 included an explanatory paragraph that described substantial doubt about the Company’s ability to continue as a going concern.

/s/ KPMG LLP

Tulsa, OK

February 7, 2005